Exhibit 16.1

Ref.: 915

May 8, 2018

Office of the Chief Accountant
Securities and Exchange Commission
100F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements made by Ho Wah Genting Group Limited (“the Company”), which were provided to us and which we understand was filed with the Commission pursuant to Item 4.01 (a) Dismissal of Independent Registered Public Accounting Firm of its Form 8-K, regarding the change in independent registered public accounting firm. We agree with the statements concerning our firm in such Current Report on Form 8-K. Our last engagement with the Company was for the audit of the consolidated financial statements filed in Form 10-K on April 17, 2017. We have no basis to agree or disagree with other statements made under Item 4.01 (b) Engagement of New Independent Registered Public Accounting Firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,
For and on behalf of

/s/ Centurion ZD CPA Limited

Centurion ZD CPA Limited